Shareholder meeting results (Unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:
      Votes for 			Votes withheld
Ravi Akhoury 		98,713,889 		4,686,436
Jameson A. Baxter 	98,682,759 		4,717,566
Charles B. Curtis 	98,695,770 		4,704,555
Robert J. Darretta 	98,741,066 		4,659,259
Myra R. Drucker 	98,690,905 		4,709,420
John A. Hill 		98,651,083 		4,749,242
Paul L. Joskow 		98,741,605 		4,658,720
Elizabeth T. Kennan 98,649,728 		4,750,597
Kenneth R. Leibler 	98,728,528 		4,671,797
Robert E. Patterson 98,646,448 		4,753,877
George Putnam, III 	98,648,532 		4,751,793
Robert L. Reynolds 	98,725,017 		4,675,308
W. Thomas Stephens 	98,722,648 		4,677,677
Richard B. Worley 	98,715,153 		4,685,172

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
77,195,407 	2,012,557 		3,842,047 		20,350,314

A proposal to amend the funds agreement and declaration of trust with respect to duration of the trust was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
77,117,385 	1,920,692 		4,011,934 		20,350,314

A proposal to amend the funds agreement and declaration of trust with respect to redemption at the option of the trust was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
73,369,908 	5,610,624 		4,069,479 		20,350,314

All tabulations are rounded to the nearest whole number.